Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE THIRD QUARTER OF FISCAL 2021

Keene, N.H. July 30, 2021 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.15 per unit for the third quarter of fiscal 2021, payable on August 25, 2021 to holders of record on August 13, 2021. Natural gas sold during the second calendar quarter of 2021 is the primary source of royalty income on which the August 2021 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.15 per unit is 36.36%, or $0.04 per unit, higher than the distribution of $0.11 per unit for the third quarter of fiscal 2020. Additional details will be available in the earnings press release scheduled for publication on or about August 13, 2021.

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the second calendar quarters of 2021 and 2020.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	2nd Calendar Quarter Ended 6/30/2021	2nd Calendar Quarter Ended 6/30/2020	Percentage Change
Gas Sales (Bcf) [1]	4.259	4.565	-6.70%
Gas Prices[2] (Ecents/Kwh)[3]	1.6032	1.2326	+30.07%
Average Exchange Rates[4]	1.2004	1.1143	+7.73%
Gas Royalties	$937,634	$718,425	+30.51%
OEG Agreement
Gas Sales (Bcf)	14.465	13.948	+3.71%
Gas Prices (Ecents/Kwh)	1.6349	1.2570	+30.06%
Average Exchange Rates	1.1998	1.1141	+7.69%
Gas Royalties	$402,862	$236,432	+70.39%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from February-April period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution, which includes the August 2021 distribution and the three prior quarterly distributions, is $0.35 per unit. This 12-month cumulative distribution is 23.91%, or $0.11 per unit, lower than the prior 12-month distribution of $0.46 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.